SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIAN ISSUES LETTER TO FELLOW PROCTER & GAMBLE SHAREHOLDERS ADDRESSING KEY SHAREHOLDER QUESTIONS

Urges Fellow Shareholders to Put a Highly Qualified Shareholder on the P&G Board by Voting “FOR” Nelson Peltz on the WHITE Proxy Card

NEW YORK, September 18, 2017— Trian Fund Management, L.P. (“Trian”), whose investment funds beneficially own approximately $3.5 billion of shares of The Procter & Gamble Company (NYSE: PG) (“P&G” or the “Company”), today mailed a letter to its fellow shareholders addressing key questions that all shareholders should be asking before voting at P&G’s annual meeting on October 10, 2017.

Trian has been listening to the concerns of its fellow shareholders about P&G and its latest letter addresses important questions about the Company’s chronic underperformance, the Board’s responsibilities to shareholders, Nelson Peltz’s role as a director and the potential impact Trian’s initiatives could have on Cincinnati. Most importantly, however, this letter highlights the troubling reality that the Company’s Board not only accepts underperformance but rewards management for it, and is now forcing shareholders to subsidize efforts to prevent a qualified and independent investor from effectively spurring change in the boardroom.

Trian urges all of its fellow shareholders to help revitalize P&G and to vote “FOR” Nelson Peltz on the WHITE Proxy Card.

The full text of the letter can be found below and online at www.RevitalizePG.com.

 Key Questions You Should Be Asking
Before You Vote at the Procter & Gamble Annual Meeting

Should shareholders be happy with P&G’s stock price performance?

No. As a P&G shareholder, the value of your P&G nest egg is significantly less than it could be. If P&G had simply kept pace with its peers over the last 10 years, each share you own would now be worth as much as $160 versus roughly $92 today.[i]   Shareholders deserve better.

How has the Board paid senior management for this poor performance?

Very generously. P&G’s five most highly paid executives (its “named executive officers”) have been awarded over $220 million in total compensation during the last five years alone. This is despite P&G’s weak operating results and the fact that P&G’s total shareholder returns trailed almost every one of its peers during the last five and ten-year periods.[iii]

In particular, the Board has awarded senior management annual bonuses equal to approximately 100% of target over the past five and ten-year time periods,[iv] despite P&G’s consistent underperformance. We don’t believe the Board is holding senior management accountable.

Are senior managers being incentivized to deliver improved shareholder value going forward?

No. The Board is directly responsible for establishing a compensation structure that rewards senior management for strong performance, thereby creating value for shareholders. The current Board’s attempts to tie compensation to performance have had the opposite effect.

The trouble is, P&G’s Board has set senior management’s long-term performance targets very low. For example, the current earnings per share (EPS) growth target through 2019 is only 6%, which would put P&G in the bottom quartile of its peers.[v] The organic sales growth target for the same time frame is 2.8%, which is lower than P&G’s projection of 3%-3.5% growth for the industry as a whole.[vi]

What all this means is, senior executives are being paid their full bonuses even if they continue to lose market share. These low targets show that the Board and senior management have accepted mediocrity. P&G wouldn’t set other employees’ sales targets artificially low – so why should senior management be treated differently?

If elected to the P&G Board, Nelson Peltz will push to ensure performance targets incentivize senior management to strive for excellence and grow the business faster than competitors.

What are the Board’s responsibilities to shareholders and how can Nelson Peltz help fulfill them?

The Board of Directors is responsible for setting an appropriate long-term strategy for the Company to address critical challenges and the underlying causes of consistent underperformance, such as market share losses, weak total shareholder returns and lack of earnings growth – all of which P&G has experienced under the current Board’s watch.

Nelson Peltz brings significant consumer packaged goods (CPG) experience to the P&G Board, which is exactly what the Board needs to conquer these challenges. P&G’s current independent directors have almost no CPG experience. Nelson’s track record is impressive. He has helped rejuvenate consumer companies such as Heinz, Wendy’s, Mondelēz and Sysco, and those companies have delivered meaningfully higher EPS growth and greater total shareholder returns compared to the S&P 500 while Nelson was on their boards.[vii] Nelson knows how to set and execute successful long-term strategies for consumer companies.

Would adding Nelson Peltz to the P&G Board really be disruptive?

No. Nelson Peltz has a long record of being highly collaborative in the boardroom and has developed strong relationships with CEOs and directors he has worked with in the past – even those who initially resisted adding him to the Board. His open-mindedness and ability to listen to fellow directors’ ideas has resulted in positive change and value creation for shareholders. You don’t need to take our word for it – read comments from some of the CEOs and Chairs we have worked with at www.RevitalizePG.com.

Nelson Peltz would be only one voice out of 12 directors on the P&G Board. But one voice – and one fresh perspective – can be important. Nelson brings decades of successful consumer products experience to the P&G Board. He would ask analytical questions, suggest new ideas and create a robust debate. He would bring an “ownership mentality” to the boardroom and inspire other directors to become more fully engaged. Of course, his ideas would be implemented only if more than half of P&G’s Board agrees that his approach is the right one.

Most of P&G’s independent Directors have been on the Board for at least 8 years. They have overseen the Company during a period in which it has significantly underperformed its peers.[viii]  We believe the Board would benefit from the addition of a director with Nelson Peltz’s experience, insight and motivation to improve performance. As a highly engaged shareowner, he would seek to increase returns to all shareholders and create long-term shareholder value. Once elected, we are confident that Nelson and the other members of the Board will work collaboratively towards the brightest possible future for P&G.

How will this impact Cincinnati and jobs?

We believe that adding Nelson Peltz to the Board would be a good thing for Cincinnati. Over time, we believe that Trian’s proposed strategic initiatives will improve P&G’s performance and therefore strengthen the outlook for the Company’s employees and the communities in which it operates, including Cincinnati.

Trian is NOT suggesting the Company move out of Cincinnati. Instead, its goal is to ensure that the local community as well as shareholders reap the full benefits of the revitalization of P&G. Moreover, Trian is not seeking to cut costs beyond the Company’s current $12-13 billion plan – rather, our goal is to help ensure that those savings are achieved in a way that provides maximum benefits to the business and its shareholders.

How much does this proxy fight cost; and who is paying for it?

In its misguided effort to keep Nelson off the Board, P&G management has mounted a massive defense that we estimate will cost the Company over $100 million. The Company is spending a huge amount of money on an army of lawyers, bankers and other advisors. All of P&G’s costs related to this proxy fight are coming out of P&G shareholders’ pockets. Just think what that $100+ million could do if put to work to regain lost market share.

In contrast, Trian has committed to pay for the costs related to its campaign—at ZERO cost to P&G’s shareholders.

Why does Nelson Peltz want to be on the P&G Board?

Nelson Peltz’s only agenda is to revitalize P&G by regaining lost market share, putting an end to the Company’s underperformance and creating sustainable long-term value. Trian owns approximately $3.5 billion of P&G shares, which gives Nelson Peltz far more “skin in the game” than the entire P&G Board. He has spent his entire career helping improve companies so that they can deliver value to shareholders, and he can add far more value operating within the P&G boardroom than by merely looking in from the outside.

 Why is my vote important?

Your vote is extremely important to the future value of your P&G investment, and you should be clear about what that vote means. Trian is asking you to add one highly-qualified and engaged shareholder – Nelson Peltz – to the P&G Board.

P&G would have you believe you face an “either/or” choice: Nelson Peltz OR the current Board and management team. That is not true. Trian is not seeking to replace P&G’s CEO David Taylor or any existing directors – Nelson’s first action if elected as a director would be to propose that the Board immediately re-appoint the current director who was not re-elected. We are simply asking for your vote to add Nelson to the Board, with his long track record of improving performance at consumer companies, to help your Board and management revitalize P&G.

Help us revitalize P&G by voting “FOR” Nelson Peltz on the WHITE proxy card today.

Your vote is important. Please discard any Blue proxy cards you have received from P&G. If you have already returned a Blue proxy card, you can change your vote simply by using the WHITE proxy card to vote today. Only your latest-dated proxy will count.

NOTES:

[i] Source: Bloomberg. If a shareholder, on June 15, 2007, had invested $63 (the price of one P&G share on that date) in an evenly-weighted index composed of the Company’s peers, the index would be worth approximately $160 as of June 15, 2017, adjusted for dividends that a P&G shareholder has received over the past ten years. Trian considers the Company’s peers to include Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. We believe this peer group is relevant because each is domiciled in the United States or Europe, has a significant market capitalization and generates a significant portion of its sales in categories in which P&G competes.

[ii] Source: Capital IQ. TSR is measured through June 15, 2017, one day before rumors surfaced of Trian seeking Board representation. “Consumer Staples” is represented by The Consumer Staples Select Sector SPDR Fund (XLP).

[iii] According to P&G’s FY2013 - FY2017 definitive proxy statements, the Company’s five highest paid “named executive officers” during each of the past five years received in the aggregate approximately $222M in total compensation. In addition, please see slides 17-28 of “Trian’s White Paper on P&G”, which was filed under cover of Schedule 14A on September 6, 2017 and is available at www.RevitalizePG.com (“Trian’s P&G White Paper”) for further information on the Company’s weak operating results and its TSR versus peers over the prior five-year and ten-year periods.

[iv] According to P&G’s FY2008-FY2017 definitive proxy statements, the Company’s average annual bonus payout to named executive officers was 98% of target over the past five years, and 101% of target over the past ten years.

[v] According to P&G FY2017 definitive proxy statement, the Company’s Performance Stock Program (a long-term compensation plan for senior management) targets earnings per share growth of 6.0% from July 1, 2016 until June 30, 2019. This target translates into bottom quartile EPS growth versus P&G’s peers based on Capital IQ consensus estimates as of June 30, 2016.

[vi] The Company’s Performance Stock Program targets organic sales growth of 2.8% from July 1, 2016 until June 30, 2019. At the P&G 2016 Analyst Day held on November 18, 2016, David Taylor stated that P&G’s markets “are growing somewhere between 3% and 3.5%”.

[vii] Please see slides 15 and 88 of Trian’s P&G White Paper for further detail, as well as the notes and disclaimers to the White Paper.

[viii] Please see slide 9 of Trian’s P&G White Paper for further detail.

 About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian Fund Management, L.P. is a highly engaged shareowner that seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and certain of the funds and investment vehicles it manages (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to The Procter & Gamble Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of such change. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. Select figures presented in this press release have not been calculated using generally accepted accounting principles (“GAAP”) and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected within such materials will be realized. Nothing in this press release is intended to be a prediction of the future trading price or market value of securities of the Company. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. However, neither Trian Partners nor the other Participants or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Additional Information

Trian Partners, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Fund Management, L.P. (Trian"), and the other funds and investment vehicles Trian manages (Trian with such funds, "Trian Partners") that hold shares of The Procter & Gamble Company (the "Company"), and the other participants (collectively, the "Participants") identified in the definitive proxy statement on Schedule 14A (the "Proxy Statement") filed by Trian with the SEC on July 31, 2017, are participants in the solicitation of proxies in connection with the 2017 annual meeting of shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "2017 Annual Meeting"). Shareholders are advised to read the Proxy Statement, accompanying proxy card and any other documents related to the solicitation of shareholders of the Company in connection with the 2017 Annual Meeting because they contain important information, including additional information relating to the Participants as well as a description of their direct or indirect interests by security holdings. These materials and other materials filed by Trian Partners and the other Participants in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov<http://www.sec.gov/>. The Proxy Statement and other relevant documents filed by Trian Partners and the other Participants with the SEC are also available, without charge, by directing a request to Trian Partners’ proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (call toll-free:(877) 750-8338; call collect: (212) 750-5833; or email (Requests for materials only): material@innisfreema.com).

Contacts:

Trian Fund Management, L.P.

Anne A. Tarbell, 212-451-3030

atarbell@trianpartners.com

Sard Verbinnen & Co

George Sard / Margaret Popper / Kelsey Markovich, 212-687-8080

GSard@sardverb.com/MPopper@sardverb.com/KMarkovich@sardverb.com